AMENDED AND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                            MAVERICK TUBE CORPORATION


The name under which the Corporation was incorporated originally was MAV Holding Company. The original Certificate of Incorporation of MAV Holding Company was filed with the Secretary of State of Delaware on May 26, 1987. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with
Section 245 of the General Corporation Law of the State of Delaware.

FIRST: The name of the Corporation is:

                           MAVERICK TUBE CORPORATION

SECOND: The address of its registered office in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.

THIRD: The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

FOURTH: The total number of shares of stock which the Corporation shall have the authority to issue is 25,000,000 shares of capital stock, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 20,000,000 shares of common stock, par value $.01 per share (the "Common Stock").

The designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware.

FIFTH: The Corporation is to have perpetual existence.

SIXTH: In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter or repeal the bylaws of the Corporation.

SEVENTH: Election of directors need not be by written ballot unless the bylaws of the Corporation shall so provide.

EIGHTH: No action shall be taken by the stockholders except at an annual or special meeting of stockholders and stockholders may not act by written consent.

NINTH: Special meetings of the stockholders of the Corporation for any purpose or purposes may be called at any time by the Board of Directors, or by a committee of the Board of Directors which has been duly designated by the Board of Directors and whose powers and authority, as provided in a resolution of the Board of Directors or in the bylaws of the Corporation, include the power to call such meetings. Special meetings of stockholders of the Corporation may not be called by any other person or persons.

TENTH: No director of this Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law, (iii) under Section 174 of the General Corporation Law of the State of Delaware, or (iv) for any transaction from which the director derived an improper personal benefit.

If the General Corporation Law of the State of Delaware is hereafter amended to authorize corporate action further limiting or eliminating the personal liability of directors, then the liability of the director to the Corporation shall be limited or eliminated to the fullest extent permitted by the General Corporation Law of the State of Delaware, as so amended from time to time. Any repeal or modification of this Article shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal or modification.

ELEVENTH: The Corporation shall, to the fullest extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto. Expenses (including attorneys' fees) incurred by an officer or director of the
Corporation or any of its direct or indirect wholly-owned subsidiaries in defending any civil, criminal, administrative or investigative action, suit or proceeding shall be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director or officer to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the Corporation as authorized above. Such expenses (including attorneys' fees) incurred by other employees and agents may be so paid upon such terms and conditions, if any, as the Board of Directors deems appropriate.

The indemnification and advancement of expenses provided by, or granted pursuant to, this Article shall not be deemed exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any provision of law, the certificate of incorporation or bylaws or other governing documents of any direct or indirect wholly-owned subsidiary of the Corporation, or any agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding any of the positions or having any of the relationships referred to in this Article.

TWELFTH: The number of directors shall be fixed from time to time by the bylaws of the Corporation or an amendment thereof dully adopted by the Board of Directors or by the stockholders acting in the manner now or hereafter prescribed by statute.

Notwithstanding any of the foregoing provisions of this Article, each director shall serve until his successor is elected and qualified or until his death, retirement, resignation or removal. No director may be removed during his term except for cause.

THIRTEENTH: The provisions set forth in this Article THIRTEENTH and in Articles EIGHTH (dealing with action taken by stockholders), NINTH (dealing with the calling of special meetings of stockholders), TENTH (dealing with liability of directors) and ELEVENTH (dealing with indemnification) herein may not be repealed or amended in any respect, and no Article imposing cumulative voting in the election of directors may be added to this Amended and Restated Certificate of Incorporation or to the bylaws of the Corporation or to any amendment hereof or thereof, unless such action is approved by the affirmative vote of not less than 75% of the total voting power of all shares of stock in the Corporation entitled to vote in the election of directors, considered for purposes of this Article THIRTEENTH as one class. The voting requirements contained in this Article THIRTEENTH shall be in addition to the voting requirements imposed by law, other provisions of this Amended and Restated Certificate of Incorporation or any Certificate of Designation of Preferences in favor of certain classes or series of classes of shares of the Corporation.

FOURTEENTH: The Corporation reserves the right to amend, alter, change or repeal any provisions contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, the provisions set forth in Articles EIGHTH, NINTH, TENTH, ELEVENTH, and THIRTEENTH may not be repealed or amended in any respect unless such repeal or amendment is approved as specified in Article THIRTEENTH herein.

IN WITNESS WHEREOF, Maverick Tube Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Dan P. Boxdorfer, its Vice President, and attested by Charles Struckoff, its Secretary, this 18th day of March, 1991.

                                    MAVERICK TUBE CORPORATION



                                    By:     /s/ Dan P. Boxdorfer
                                            Dan P. Boxdorfer
                                            Vice President

[SEAL]

ATTEST:


By:      /s/ Charles Struckoff
         Charles Struckoff, Secretary


                                            )
                                            )        ss.
                                            )


I, Ali Radtke, a Notary Public, do hereby certify that on this 18th day of March, 1991, personally appeared before me Dan P. Boxdorfer, who being by me first duly sworn, declared that he is the Vice President of Maverick Tube Corporation, that he signed the foregoing document as Vice President of the corporation, and that the statements therein contained are true.


                                            /s/  Ali Radtke
                                            Notary Public
My commission expires:

Ali Radtke, Notary Public
State of Missouri, St. Charles County
My Commision Expires March 21, 1994

                       CERTIFICATE OF OWNERSHIP AND MERGER

                                     MERGING

                         MAVERICK TUBE TEXAS WORKS, INC.

                                      INTO

                            MAVERICK TUBE CORPORATION
                         (PURSUANT TO SECTION 253 OF THE
                      GENERAL CORPORATION LAW OF DELAWARE)


Maverick Tube Corporation (the "Company"), a corporation incorporated on the 26th day of May, 1987 pursuant to the provisions of the General Corporation Law of the State of Delaware;

DOES HEREBY CERTIFY that the Company owns all of the outstanding shares of capital stock of Maverick Tube Texas Works, Inc. ("Maverick Texas"), a corporation incorporated on the 20th day of November, 1989, pursuant to the provisions of the General Corporation Law of the State of Delaware, and that the Company, by a resolution of its Board of Directors duly adopted by unanimous written consent as of the 24th day of April, 1992, determined to merge into itself Maverick Texas, which resolution is in the following words to wit:

NOW, THEREFORE, BE IT RESOLVED, that the Company merge into itself Maverick Texas, and assume all of said subsidiary's liabilities and obligations;

RESOLVED FURTHER, that the President and the Secretary of the Company be and they hereby are, authorized and directed to make, execute and acknowledge a certificate of ownership and merger setting forth a copy of the resolution to merge said Maverick Texas into the Company and to assume said subsidiary's liabilities and obligations and the date of adoption thereof and to file the same in the office of the Secretary of State of Delaware and a certified copy thereof in the Office of the Recorder of Deeds of New Castle County.

IN WITNESS WHEREOF, said Maverick Tube Corporation has caused its corporate sale to be affixed and this certificate to be signed by Gregg M. Eisenberg, its President, and attested by Charles O. Struckhoff, its Secretary, this 5th day of May, 1992.

                                    MAVERICK TUBE CORPORATION



                                    By:/s/ Gregg M. Eisenberg
                                       Gregg M. Eisenberg
                                       President

         [SEAL]

         ATTEST:


         By:      /s/ Charles Struckoff
                  Secretary


         STATE OF MISSOURI          )
                                    )        ss.
         COUNTY OF ST. LOUIS        )

On this 5th day of May, 1992, before me Ali Radtke, a Notary Public in and for said state, personally appeared Gregg M. Eisenberg, President of Maverick Tube Corporation, a corporation of the State of Delaware, known to me to be the person who executed the within instrument in behalf of said corporation and acknowledged to me that he executed the same for the purposes therein stated.

IN TESTIMONY WHEREOF, I have hereunto set my hand and affixed my official seal in the County and State aforesaid, the day and year first above written.

                                    /s/ Ali Radtke
                                    Notary Public

         My commission expires:

         Ali Radtke, Notary Public
         State of Missouri, St. Charles County
         My Commission Expires March 21, 1994

                     CERTIFICATE OF DESIGNATIONS OF RIGHTS,
                          PREFERENCES AND PRIVILEGES OF
                  SERIES I JUNIOR PARTICIPATING PREFERRED STOCK

                                       of

                            MAVERICK TUBE CORPORATION
                         Pursuant to Section 151 of the
                General Corporation Law of the State of Delaware

Maverick Tube Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware, in accordance with the provisions of Section 103 thereof,

         DOES HEREBY CERTIFY:

That, pursuant to authority conferred upon the Board of Directors of this Corporation by the provisions of the Certificate of Incorporation, and pursuant to the provisions of Section 151 of Title 8 of the Delaware Code of 1953, said Board of Directors on July 24, 1998, adopted the following resolutions creating a series of Preferred Stock, par value $0.01 per share each designated as Series I Junior Participating Preferred Stock:

RESOLVED, that pursuant to the authority vested in the Board of Directors of the Company in accordance with the provisions of its Certificate of Incorporation, the Board of Directors does hereby provide for the issue of a series of Preferred Stock of the Company and does hereby designate and fix and herein state and express the relative rights, preferences and limitations of and relating to such series of Preferred Stock shall be as follows:

Section 1. Designation and Amount. There shall be a series of the preferred stock of the Company which shall be designated as the "Series I Junior Participating Preferred Stock," par value $0.01 per share, and the number of shares constituting such series shall be One Million (1,000,000). Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, that no decrease shall reduce the number of shares of Series I Junior Participating Preferred Stock to a number less than that of the shares then outstanding plus the number of shares issuable upon exercise of outstanding rights, options or warrants or upon conversion of outstanding securities issued by the Company.

Section 2.  Dividends and Distributions.

(a) Subject to the rights of the holders of any shares of any series of preferred stock of the Company ranking prior and superior to the Series I Junior Participating Preferred Stock with respect to dividends, the holders of shares of Series I Junior Participating Preferred Stock, in preference to the holders of shares of $0.01 par value Common Stock of the Company (the "Common Stock") and of any other junior stock, shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, quarterly dividends payable in cash on the first day of January, April, July and October in each year (each such date being referred to herein as a "Quarterly Dividend Payment Date"), commencing on the first Quarterly Dividend Payment Date after the first issuance of a share or fraction of a share of Series I Junior Participating Preferred Stock, in an amount per share (rounded to the nearest cent) equal to the greater of (i) $1.00 or (ii) subject to the provision for adjustment hereinafter set forth, 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions, other than a dividend payable in shares of Common Stock or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Quarterly Dividend Payment Date, or, with respect to the first Quarterly Dividend Payment Date, since the first issuance of any share or fraction of a share of Series I Junior Participating Preferred Stock. In the event the Company shall at any time after July 24, 1998 (the "Rights Declaration Date") declare or pay any dividend on the Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount to which holders of shares of Series I Junior Participating Preferred Stock were entitled immediately prior to such event under clause (ii) of the preceding sentence shall be adjusted by multiplying such amount by a fraction, the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) The Company shall declare a dividend or distribution on the Series I Junior Participating Preferred Stock as provided in paragraph (a) of this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock); provided that, in the event no dividend or distribution shall have been declared on the Common Stock during the period between any Quarterly Dividend Payment Date and the next subsequent Quarterly Dividend Payment Date, a dividend of $1.00 per share on the Series I Junior Participating Preferred Stock shall nevertheless be payable on such subsequent Quarterly Dividend Payment Date.

(c) Dividends shall begin to accrue and be cumulative on outstanding shares of Series I Junior Participating Preferred Stock from the Quarterly Dividend Payment Date next preceding the date of issue of such shares, unless the date of issue of such shares is prior to the record date for the first Quarterly Dividend Payment Date, in which case dividends on such shares shall begin to accrue from the date of issue of such shares, or unless the date of issue is a Quarterly Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series I Junior Participating Preferred Stock entitled to receive a quarterly dividend and before such Quarterly Dividend Payment Date, in either of which events such dividends shall begin to accrue and be cumulative from such Quarterly Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. In the event that there are not sufficient assets available to permit payment in full of the dividends or other distributions on the accrued and payable outstanding shares of Series I Junior Participating Preferred Stock provided for under Section 2(a), above, and dividends or other distributions payable on all other series of Preferred Stock, if any, which rank on a parity with the Series I Junior Participating Preferred Stock with respect to such payment, then such assets should be distributed ratably among the holders of outstanding shares of Series I Junior Participating Preferred Stock and such parity shares, in accordance with the sums that would be payable to all such holders if all dividends and distributions payable thereto were declared and paid in full. The Board of Directors may fix a record date for the determination of holders of shares of Series I Junior Participating Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be not more than 30 days prior to the date fixed for the payment thereof.

Section 3. Voting Rights. The holders of shares of Series I Junior Partici-pating Preferred Stock, shall have the following voting rights:

(a) Subject to the provision for adjustment hereinafter set forth, each share of Series I Junior Participating Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the shareholders of the Company. In the event the Company shall at any time on or after the July 24, 1998 (i) declare any dividend on Common Stock payable in shares of Common Stock,
(ii) subdivide the outstanding Common Stock, or (iii) combine the outstanding Common Stock into a smaller number of shares, then in each such case the number of votes per share to which holders of shares of Series I Junior Participating Preferred Stock were entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

(b) Except as otherwise provided herein or by law, the holders of shares of Series I Junior Participating Preferred Stock, and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of shareholders of the Company.

(c) Except as set forth herein, holders of Series I Junior Participating Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

Section 4.  Certain Restrictions.

(a) Whenever dividends or distributions payable on the Series I Junior Participating Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series I Junior Participating Preferred Stock outstanding shall have been paid in full, the Company shall not:

(i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series I Junior Participating Preferred Stock;

(ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series I Junior Participating. Preferred Stock, except dividends paid ratably on the Series I Junior Participating Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

(iii) except as permitted in Section 4(a)(iv) below, redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series I Junior Participating Preferred Stock, provided that the Company may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Company ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series I Junior Participating Preferred Stock; and

(iv) purchase or otherwise acquire for consideration any shares of Series I Junior Participating Preferred Stock, or any shares of Stock ranking on a parity with the Series I Junior Participating Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of such shares upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

(b) The Company shall not permit any subsidiary of the Company to purchase or otherwise acquire for consideration any shares of stock of the Company unless the Company could, under paragraph (a) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

Section 5. Reacquired Shares. Any shares of Series I Junior Participating Preferred Stock purchased or otherwise acquired by the Company in any manner whatsoever shall be retired and cancelled promptly after the acquisition thereof. The Company shall cause all such shares upon their cancellation to be authorized but unissued shares of Preferred Stock which may be reissued as part of a new series of Preferred Stock, subject to the conditions and restrictions on issuance set forth herein.

Section 6.  Liquidation, Dissolution or Winding-Up.

(a) Upon any liquidation (voluntary or otherwise), dissolution or winding up of the Company, no distribution shall be made to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series I Junior Participating Preferred Stock unless, prior thereto, the holders of shares of Series I Junior Participating Preferred Stock shall have received One Hundred Dollars ($100) per share, plus an amount equal to accrued and unpaid dividends and distributions on such shares, whether or not declared, to the date of such payment (the "Series I Liquidation Preference"). Following the payment of the full amount of the Series I Liquidation Preference, no additional distributions shall be made to the holders of shares of Series I Junior Participating Preferred Stock, unless, prior thereto, the holders of shares of Common Stock shall have received an amount per share (the "Common Adjustment") equal to the quotient obtained by dividing (i) the Series I Liquidation Preference by (ii) 100 (as appropriately adjusted as set forth in subparagraph (c) below to reflect such events as stock dividends, and subdivisions, combinations and consolidations with respect to the Common Stock) (such number in clause (ii) being referred to as the "Adjustment Number"). Following the payment of the full amount of the Series I Liquidation Preference and the Common Adjustment in respect of all outstanding shares of Series I Junior Participating Preferred Stock and Common Stock, respectively, holders of Series I Junior Participating Preferred Stock and holders of shares of Common Stock shall receive their ratable and proportionate share of the remaining assets to be distributed in the ratio of the Adjustment Number to 1 with respect to such Series I Junior Participating Preferred Stock and Common Stock, on a per share basis, respectively.

(b) In the event there are not sufficient assets available to permit payment in full of the Series I Liquidation Preference and the liquidation preferences of all other series of preferred stock, if any, which rank on a parity with the Series I Junior Participating Preferred Stock, then such remaining assets shall be distributed ratably to the holders of such parity shares in proportion to their respective liquidation preferences if paid in full. In the event there are not sufficient assets available to permit payment in full of the Common Adjustment, then such remaining assets shall be distributed ratably to the holders of Common Stock.

(c) In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the Adjustment Number in effect immediately prior to such event shall be adjusted by multiplying such Adjustment Number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that arc outstanding immediately prior to such event.

Section 7. Consolidation, Merger, etc.. In case the Company shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series I Junior Participating Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share (subject to the provision for adjustment hereinafter set forth) equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is exchanged or changed. In the event the Company shall at any time after the Rights Declaration Date declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise than by payment of a dividend in shares of Common Stock) into a greater or lesser number of shares of Common Stock, then in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series I Junior Participating Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

Section 8. Redemption. The shares of Series I Junior Participating Preferred Stock shall not be redeemable.

Section 9. Ranking. The Series I Junior Participating Preferred Stock shall rank junior to all other series of the Company's preferred stock as to the payment of dividends, the distribution of assets and, to the extent the Series I Junior Participating Preferred Stock and any such other series may have voting rights, in voting rights, unless the term of any such series shall provide otherwise.

Section 10. Fractional Shares. Series I Junior Participating Preferred Stock may be issued in fractions of a share which shall entitle the holder, in proportion to such holder's fractional shares, to receive dividends, participate in distributions and to have the benefit of all other rights of holders of Series I Junior Participating Preferred Stock.

IN WITNESS WHEREOF, Maverick Tube Corporation has caused this Certificate to be executed by its President and Chief Executive Officer this 30th day of July, 1998.

                                     MAVERICK TUBE CORPORATION



                                     By:/s/ Gregg M. Eisenberg
                                     Gregg M. Eisenberg
                                     President and Chief Executive Officer

                                STATE of DELAWARE
                           CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION


First: That at a meeting of the Board of Directors of Maverick Tube Corporation, resolutions were duly adopted setting forth a proposed amendment of the Certificate of Incorporation of said corporation, declaring said amendment to be advisable and recommending that the amendment be proposed to the stockholders for approval at the Annual Meeting. The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Board hereby approves, adopts and declares advisable a proposal to amend Article Fourth of the Certificate of Incorporation (the "Amendment Proposal") to increase the authorized number of shares of Common Stock from twenty million to forty million, such Article Fourth, as amended, to read in its entirety as follows:

"FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is 45,000,000 shares of Capital Stock, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 40,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock")."

Second: That thereafter, pursuant to resolution of its Board of Directors, the amendment was proposed to the stockholders at a meeting of the stockholders of said corporation duly called and held, upon notice in accordance with Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware and of said corporation's certificate of incorporation and by-laws.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

In Witness Whereof, said Maverick Tube Corporation has caused this certificate to be signed by Pamela G. Boone, an Authorized Officer, this 1 st day of September, 1998.


                                          By:  /s/ Pamela G. Boone
                                               Pamela G. Boone

                           CERTIFICATE OF DESIGNATION

                                       of

                         SERIES II SPECIAL VOTING STOCK

                                       of

                            MAVERICK TUBE CORPORATION

                         (Pursuant to Section 151 of the
                        Delaware General Corporation Law)

Maverick Tube Corporation, a corporation organized and existing under the General Corporation Law of the State of Delaware (the "Corporation"), hereby certifies that the following resolutions were adopted by the Board of Directors of the Corporation pursuant to Section 151 of the Delaware General Corporation
Law:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors of this Corporation (the "Board of Directors" or the "Board") in accordance with the provisions of its Amended and Restated Certificate of Incorporation, as amended, the Board of Directors hereby creates a series of the Corporation's previously authorized Preferred Stock, $.01 par value (the "Preferred Stock"), and hereby states the designation and number of shares, and fixes the relative rights, preferences, privileges, powers and restrictions thereof as follows:

1. Designation and Amount. The designation of this series, which consists of 1 share of Preferred Stock, is "Series II Special Voting Stock" (the "Special Voting Stock").

2. Dividends and Distributions. The holder of Special Voting Stock shall be entitled to receive such dividends and distributions in equal amounts per share, payable in cash or otherwise, as may be declared on one share of the Corporation's common stock (the "Common Stock") by the Board of Directors from time to time out of assets or funds of the Corporation legally available thereafter to the holder of record as it appears on the stock books on such record dates as are fixed by the Board of Directors, but only when, as and if declared by the Board of Directors out of funds at the time legally available for the payment of dividends. Such dividends shall not be cumulative.

3. Voting Rights.

3.1 The share of Special Voting Stock shall entitle the holder thereof to an aggregate number of votes equal to the number of exchangeable shares (the "Exchangeable Shares") of Maverick Tube (Canada) Ltd., an Alberta corporation ("Maverick Canada"), outstanding from time to time which are not owned by the Corporation or any of its direct or indirect subsidiaries. The holder of the Special Voting Stock shall be entitled to notice of any stockholder's meeting in accordance with the bylaws of the Corporation.

3.2 Except as otherwise provided herein or by law, the holder of the Special Voting Stock and the holders of Common Stock shall vote together as a single class on all matters submitted to a vote of stockholders of the Corporation.

3.3 Except as set forth herein, the holder of the Special Voting Stock shall have no special voting rights, and its consent shall not be required (except to the extent it is entitled to vote with holders of Common Stock as set forth herein) for the taking of any corporate action.

4. Reacquired shares. If the Special Voting Stock should be purchased or otherwise acquired by the Corporation in any manner whatsoever, then the Special Voting Stock shall be retired and cancelled promptly after the acquisition thereof. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued and undesignated preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

5. Liquidation Preference. In the event of a liquidation, dissolution or winding up of the Corporation ("Liquidation"), whether voluntary or involuntary, the holder of Special Voting Stock shall be entitled to receive out of the assets of the Corporation, whether such assets are capital or surplus of any nature, an amount equal to the sum of (i) the dividends declared, but not paid thereon to the date of the final distribution to such holder, and (ii) $100 per share, and no more, before any payment shall be made or any amounts distributed to the holders of shares of Common Stock or any other class or series of the Corporation's capital stock ranking junior as to liquidation rights to the Special Voting Stock (the "Junior Liquidation Stock"). The entire assets of the Corporation available for distribution, after the liquidation preferences of any class, or series of capital stock ranking prior to the Special Voting Stock as to liquidation rights (the "Senior Liquidation Stock") are fully met, shall be distributed ratably among the holders of shares of any class or series of the capital stock of the Corporation hereafter issued having parity as to liquidation rights with the Special Voting Stock in proportion to the respective accrued and unpaid dividends and preferential amounts to which each is entitled (but only to the extent of such accrued and unpaid dividends and preferential amounts) when such assets are not sufficient to pay in full the aggregate amounts payable thereon. Neither a consolidation nor merger of the Corporation with another corporation nor a sale or transfer of all or part of the Corporation's assets for cash, securities or other property will be considered a liquidation, dissolution or winding up of the Corporation.

6. No Conversion. The Special Voting Stock shall not be convertible into or exchangeable for any other class or series of capital stock, or any other securities, of the Corporation or any other corporation.

7. Redemption. The Special Voting Stock shall not be subject to redemption by the Corporation until such time as there are no Exchangeable Shares outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and thereafter may be redeemed at any time by the Corporation, out of funds legally available for a stock redemption, for cash, at a price per share equal to the sum of $1.00 plus any declared and unpaid dividends, upon giving 30 days' written notice to the holder of record of the Special Voting Stock at the address of such holder set forth in the stock books of the Corporation. No sinking fund shall be provided for the purchase or redemption of Special Voting Stock.

8. Cancellation. At such time as (1) the Special Voting Stock entitles its holder to a number of votes equal to zero because there are no Exchangeable Shares of Maverick Canada outstanding which are not owned by the Corporation or any of its direct or indirect subsidiaries, and (2) there is no share of stock, warrant, option or other agreement, obligation or commitment of Maverick Canada which by its terms could require Maverick Canada to issue any Exchangeable Share to any person other than the Corporation or any of its direct or indirect subsidiaries, then the Special Voting Stock shall thereupon be retired and cancelled promptly thereafter. Such share shall upon its cancellation, and upon the taking of any action required by applicable law, become an authorized but unissued and undesignated preferred share and may be reissued as part of a new series of preferred shares to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth in the Certificate of Incorporation.

9. Rank. The Special Voting Stock shall rank pari passu with the Common Stock as to payment of dividends, and prior to the Common Stock and the Corporation's Series I Preferred Stock as to distribution of assets upon Liquidation to the extent provided in Section 5 hereof.

IN WITNESS WHEREOF, this Certificate of Designation is executed on behalf of the Corporation by the undersigned this 21st day of September, 2000.


                                     MAVERICK TUBE CORPORATION



                                     By:  /s/ Barry R. Pearl
                                     Name:   Barry R. Pearl
                                     Title:  Chief Financial Officer and
                                             Corporate Secretary

                   CERTIFICATE OF CORRECTION FILED TO CORRECT
                             A CERTAIN ERROR IN THE
                           CERTIFICATE OF AMENDMENT OF
                          CERTIFICATE OF INCORPORATION
                                       OF
                            MAVERICK TUBE CORPORATION

                  Filed in the Office of the Secretary of State
                        of Delaware on September 2, 1998

Maverick Tube Corporation, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify:

1.   The name of the corporation is Maverick Tube Corporation.

2. A Certificate of Amendment of Certificate of Incorporation (the "Certificate") was filed by the Secretary of State of Delaware on September 2, 1998 and that said Certificate requires correction as permitted by
     Section 103 of the General Corporation Law of the State of Delaware.

3.   The inaccuracy or defect of said Certificate to be corrected is as follows:

     References to "Article Fourth" in the RESOLVED paragraph of section First of the Certificate should have been references to "the first paragraph of Article Fourth".

4.   The RESOLVED paragraph of the Certificate is corrected to read as follows:

     "RESOLVED, that the Board hereby approves, adopts and declares advisable a proposal to amend the first paragraph of Article Fourth of the Certificate of Incorporation (the "Amendment Proposal") to increase the authorized number of shares of Common Stock from twenty million to forty million, such first paragraph of Article Fourth, as amended, to read in its entirety as follows:"

IN WITNESS WHEREOF, said Maverick Tube Corporation has caused this Certificate of Correction to be signed by Barry R. Pearl, its Vice President of Finance and Chief Financial Officer, this 25th day of September, 2000.


                                             /s/ Barry R. Pearl
                                             By:  Barry R. Pearl
                                             Title:  Vice President of Finance
                                                     and Chief Financial Officer

                                STATE of DELAWARE
                           CERTIFICATE of AMENDMENT of
                          CERTIFICATE of INCORPORATION


First: That at a meeting of the Board of Directors of Maverick Tube Corporation, resolutions were duly adopted setting forth a proposed amendment of the Amended and Restated Certificate of Incorporation, as amended, of said corporation, declaring said amendment to be advisable and recommending that the amendment be proposed to the stockholders for approval at a special meeting of the stockholders. The resolution setting forth the proposed amendment is as follows:

RESOLVED, FURTHER, that the Board hereby approves, adopts and declares advisable a proposal to amend Article Fourth of the Amended and Restated Certificate of Incorporation, as amended (the "Charter Amendment Stockholder Proposal"), to increase the authorized number of shares of Common Stock from forty million to eighty million, such Article Fourth, as amended, to read in its entirety as follows:

"FOURTH. The total number of shares of stock which the Corporation shall have the authority to issue is 85,000,000 shares of Capital Stock, consisting of 5,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), and 80,000,000 shares of Common Stock, par value $.01 per share (the "Common Stock").

The designations, powers, preferences and relative, participating, optional or other special rights and qualifications, limitations or restrictions of the Preferred Stock shall be established by resolution of the Board of Directors pursuant to Section 151 of the General Corporation Law of the State of Delaware."

RESOLVED, FURTHER, that the Required Stockholder Proposal and the Charter Amendment Stockholder Proposal (collectively, the "Stockholders' Proposals") be presented to the stockholders of the Company at a special meeting to be called for the purpose of stockholder action to be taken thereon; and

RESOLVED, FURTHER, that the Board recommend to the stockholders of the Company that such stockholders adopt, approve and vote in favor of each of the Stockholder Proposals; provided, however, that if the Required Stockholders Proposal is not approved by the stockholders, then the Charter Amendment Stockholder Proposal shall not be implemented.

Second: That thereafter, pursuant to resolution of its Board of Directors, the amendment was proposed to the stockholders at a meeting of the stockholders of said corporation duly called and held, upon notice in accordance with
Section 222 of the General Corporation Law of the State of Delaware at which meeting the necessary number of shares as required by statute were voted in favor of the amendment.

Third: That said amendment was duly adopted in accordance with the provisions of
Section 242 of the General Corporation Law of the State of Delaware and of said corporation's certificate of incorporation and by-laws.

Fourth: That the capital of said corporation shall not be reduced under or by reason of said amendment.

In Witness Whereof, said Maverick Tube Corporation has caused this certificate to be signed by Barry R. Pearl, an Authorized Officer, this 26th day of September, 2000.



                                               By:/s/ Barry R. Pearl
                                               Barry R. Pearl